MANAGEMENT FEE WAIVER AND EXPENSE LIMITATION AGREEMENT

This Management Fee Waiver and Expense Limitation Agreement (the “Agreement”) is made and entered into this 1st day of April, 2011 between Lord, Abbett & Co. LLC (“Lord Abbett”) and Lord Abbett Research Fund, Inc. (the “Company”) with respect to the Lord Abbett Capital Structure Fund (“Capital Structure Fund”), the Lord Abbett Classic Stock Fund (“Classic Stock Fund”), and the Lord Abbett Growth Opportunities Fund (“Growth Opportunities Fund”) (collectively, the “Funds”).

In consideration of good and valuable consideration, receipt of which is hereby acknowledged, it is agreed as follows:

1.

With respect to the Capital Structure Fund, Lord Abbett agrees for the time period set forth in paragraph 4 below to waive all or a portion of its management fee and bear directly and/or reimburse the Fund’s other expenses to the extent necessary so that total net annual operating expenses for each class, excluding 12b-1 fees, do not exceed an annual rate of 0.95%.

2.

With respect to the Classic Stock Fund, Lord Abbett agrees for the time period set forth in paragraph 4 below to waive all or a portion of its management fee and bear directly and/or reimburse the Fund’s other expenses to the extent necessary so that total net annual operating expenses for each class, excluding 12b-1 fees, do not exceed an annual rate of 0.63%.

3.

With respect to the Growth Opportunities Fund, Lord Abbett agrees for the time period set forth in paragraph 4 below to waive all or a portion of its management fee and bear directly and/or reimburse the Fund’s other expenses to the extent necessary so that total net annual operating expenses for each class, excluding 12b-1 fees, do not exceed an annual rate of 1.10%.

4.	This Agreement will be effective from April 1, 2011 through March 31, 2012. This Agreement may be terminated only by the Board of Directors of the Company upon written notice to Lord Abbett.

IN WITNESS WHEREOF, Lord Abbett and the Company have caused this Agreement to be executed by a duly authorized member and officer, respectively, to become effective as of the day and year first above written.

LORD ABBETT RESEARCH FUND, INC.

By:	/s/ Thomas R. Phillips
Thomas R. Phillips
Vice President and Assistant Secretary

LORD, ABBETT & CO. LLC

By:	/s/ Lawrence H. Kaplan
Lawrence H. Kaplan
Member and General Counsel